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                                                                    EXHIBIT 99.1

                     PRESS RELEASE DATED OCTOBER 20, 2000



FOR IMMEDIATE RELEASE
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                 QUANTUM NORTH AMERICA, INC. FILES CHAPTER 11,
              AND UNITED KINGDOM SUBSIDIARY SEEKS ADMINISTRATION


     LOS ANGELES, California - October 20, 2000 - e4L, Inc. (NYSE: "ETV") today announced that its wholly-owned United States Subsidiary, Quantum North America, Inc. (d/b/a, e4L North America) ("QNA") filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California.

     e4L further announced today that its wholly-owned United Kingdom subsidiary, Quantum International Limited ("QIL") filed a petition in the High Court of Justice, Chancery Division Companies Court in the United Kingdom (the "Court") seeking a grant of an administrative order. Upon filing of the administrative proceedings with the Court, QIL will operate under administration, whereby an administrator will be retained by QIL for the purpose of either reorganizing or liquidating QIL's business for the benefit of creditors.

     e4L further announced that it will attempt to seek debtor-in-possession financing from its senior lender, Foothill Capital Corporation, in order to fund QNA's Chapter 11 reorganization proceedings. In addition, e4L and QNA anticipate that they will agree to the appointment of John Grigsby and Associates, Inc., a financial advisory and turnaround firm.

     As previously announced on October 11, 2000, e4L had retained Direct Marketing Services Group, LLC to provide, among other things, daily operational and financial management services for e4L's United States direct response business.

     The Chapter 11 filing of QNA and administrative proceeding of QIL are not expected to impact e4L's businesses in the Pacific Rim and Asia.

This press release contains forward-looking statements regarding potential future events and developments affecting e4L's business. e4L wishes to take advantage of certain ``safe harbor'' provisions regarding forward-looking statements. Examples of forward-looking statements include, but are not limited to, (i.) projections of revenues, income or loss, profitability, earnings or loss per share and other financial indicators, (ii.) statements of plans or objectives of management or Board of Directors, including the potential sale of its Austral-Asian businesses and (iii.) other statements about the direct response or electronic commerce industries. e4L's ability to predict projected results or the effect of certain events on e4L's results of operations is inherently uncertain. Therefore e4L wishes to caution each reader of this press release to carefully consider certain factors, including competition for customers, media pricing and access, market
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conditions regarding buyers and sellers of media, the potential effect of litigation involving e4L, the risks of doing business, issues related to entering new markets and the electronic commerce industry, the inherent difficulty in identifying successful products, locating efficient suppliers of such products and bringing such products to market in a timely fashion and other factors, each of which could affect the ability of e4L to achieve its projected results and may cause actual results to differ materially from those expressed herein. For a description of additional risks and uncertainties, please refer to e4L's filings with the Securities and Exchange Commission, including e4L's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.



                                    Contact:
                                    -------
                                    Bruce D. Goodman, Executive Vice President
                                    Telephone: (818) 461-6510
                                    Facsimile: (818) 461-6460
                                    e-mail:
                                    bruce.goodman@e4L.com